Filed Pursuant to Rule 433

Registration Statement No. 333-277603

supplementing the Preliminary Prospectus

Supplement dated August 11, 2026

(To the Prospectus dated March 1, 2024)

INTERCONTINENTAL EXCHANGE, INC.

August 11, 2026

$1,250,000,000 4.700% SENIOR NOTES DUE 2029

$1,100,000,000 4.900% SENIOR NOTES DUE 2031

$650,000,000 5.150% SENIOR NOTES DUE 2033

$750,000,000 5.400% SENIOR NOTES DUE 2036

The information in this pricing term sheet relates to the offering (the “Offering”) of 4.700% Senior Notes due 2029 (the “2029 Notes”), 4.900% Senior Notes due 2031 (the “2031 Notes”), 5.150% Senior Notes due 2033 (the “2033 Notes”) and 5.400% Senior Notes due 2036 (the “2036 Notes,” and together with the 2029 Notes, the 2031 Notes and the 2033 Notes, the “Notes”) of Intercontinental Exchange, Inc. (the “Issuer”), and should be read together with the preliminary prospectus supplement dated August 11, 2026 relating to the Offering, and the accompanying prospectus dated March 1, 2024 included in the Issuer’s Registration Statement on Form S-3 (File No. 333-277603) (as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”). Capitalized terms used but not defined herein have the meanings given in the Preliminary Prospectus.

Issuer:	Intercontinental Exchange, Inc.

Expected Ratings (Moody’s / S&P)*:	A3 / A- (Stable / Stable)

Securities:

2029 Notes: $1,250,000,000 4.700% Senior Notes due 2029

2031 Notes: $1,100,000,000 4.900% Senior Notes due 2031

2033 Notes: $650,000,000 5.150% Senior Notes due 2033

2036 Notes: $750,000,000 5.400% Senior Notes due 2036

Aggregate Principal Amount:	$3,750,000,000

Trade Date:	August 11, 2026

Settlement Date**:	August 20, 2026 (T+7)

Maturity Dates:	2029 Notes: August 20, 2029 2031 Notes: September 1, 2031 2033 Notes: September 1, 2033 2036 Notes: September 1, 2036

Interest Payment Dates:

2029 Notes: Semi-annually on February 20 and August 20 of each year, commencing on February 20, 2027

2031 Notes: Semi-annually on March 1 and September 1 of each year, commencing on March 1, 2027

2033 Notes: Semi-annually on March 1 and September 1 of each year, commencing on March 1, 2027

2036 Notes: Semi-annually on March 1 and September 1 of each year, commencing on March 1, 2027

Coupon (Interest Rate):	2029 Notes: 4.700% 2031 Notes: 4.900% 2033 Notes: 5.150% 2036 Notes: 5.400%

Day Count Convention:	30 / 360

Price to Public:	2029 Notes: 99.735% of the principal amount 2031 Notes: 99.488% of the principal amount 2033 Notes: 99.370% of the principal amount 2036 Notes: 99.128% of the principal amount

Benchmark Treasury:	2029 Notes: UST 4.125% due July 15, 2029 2031 Notes: UST 4.375% due July 31, 2031 2033 Notes: UST 4.375% due July 31, 2033 2036 Notes: UST 4.375% due May 15, 2036

Benchmark Treasury Price and Yield:	2029 Notes: 99-17 / 4.296% 2031 Notes: 99-29 / 4.396% 2033 Notes: 99-01 / 4.538% 2036 Notes: 99-16+ / 4.694%

Spread to Benchmark Treasury:	2029 Notes: T + 50 basis points 2031 Notes: T + 62 basis points 2033 Notes: T + 72 basis points 2036 Notes: T + 82 basis points

Yield to Maturity:	2029 Notes: 4.796% 2031 Notes: 5.016% 2033 Notes: 5.258% 2036 Notes: 5.514%

Special Mandatory Redemption:	In the event that the Issuer does not consummate the MarketAxess Acquisition on or prior to July 29, 2027 (subject to two automatic extensions of six months each, to January 29, 2028 and to July 29, 2028, respectively, if U.S. antitrust clearance or a related law, injunction, order or other judgment, in each case whether temporary, preliminary or permanent, that restrains, enjoins or otherwise prohibits the consummation of the MarketAxess Acquisition remains outstanding and all other conditions to closing are satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, are capable of being satisfied if the closing were to occur on such date) at each extension date (the “outside date”)), or the Merger Agreement is terminated at any time prior to the outside date, the Issuer will be required to redeem all of the outstanding 2033 Notes and 2036 Notes (collectively, the “SMR notes”) on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the SMR notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

The 2029 Notes and the 2031 Notes will not be subject to any special mandatory redemption right.

Optional Redemption:

Make-Whole Call:

2029 Notes: Prior to July 20, 2029 at T + 10 basis points

2031 Notes: Prior to August 1, 2031 at T + 10 basis points

2033 Notes: Prior to July 1, 2033 at T + 15 basis points

2036 Notes: Prior to June 1, 2036 at T + 15 basis points

Par-Call:

2029 Notes: On or after July 20, 2029

2031 Notes: On or after August 1, 2031

2033 Notes: On or after July 1, 2033

2036 Notes: On or after June 1, 2036

Net Proceeds to the Issuer (Before Estimated Offering Expenses and after Underwriting Discount):	$3,710,508,000

CUSIP / ISIN:	2029 Notes: 45865V AD2 / US45865VAD29 2031 Notes: 45865V AE0 / US45865VAE02 2033 Notes: 45865V AF7 / US45865VAF76 2036 Notes: 45865V AG5 / US45865VAG59

Joint Active Book-Running Manager:

BofA Securities, Inc.

Wells Fargo Securities, LLC

MUFG Securities Americas Inc. (for the 2036 notes)

Citigroup Global Markets Inc. (for the 2029 notes)

Fifth Third Securities, Inc. (for the 2033 notes)

PNC Capital Markets LLC (for the 2031 notes)

Passive Book-Runners:

MUFG Securities Americas Inc. (other than the 2036 notes)

Citigroup Global Markets Inc. (other than the 2029 notes)

Fifth Third Securities, Inc. (other than the 2033 notes)

PNC Capital Markets LLC (other than the 2031 notes)

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

Senior Co-Managers:	BBVA Securities Inc. BMO Capital Markets Corp. Huntington Securities, Inc.

Co-Managers:	M&T Securities, Inc. KeyBanc Capital Markets Inc. SG Americas Securities, LLC

*

Note: An explanation of the significance of securities ratings may be obtained from the assigning rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of Notes should be evaluated independently from similar ratings of other securities. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

**

Note: Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, BofA Securities, Inc., Wells Fargo Securities, LLC, MUFG Securities Americas Inc., Citigroup Global Markets Inc., Fifth Third Securities, Inc. or PNC Capital Markets LLC can arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. at 1-800-294-1322, Wells Fargo Securities, LLC at 1-800-645-3751, MUFG Securities Americas Inc. at 1- 877-649-6848, Citigroup Global Markets Inc. at 1-800-831-9146, Fifth Third Securities, Inc. at 1-866-531-5353 or PNC Capital Markets LLC at 1-855-881-0697.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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